Exhibit 21.1

Subsidiaries of AbbVie Private Limited

Name	Jurisdiction of Organization
AbbVie Holdings Private Limited	Jersey (Channel Islands)
AbbVie US Holdings LLC	Delaware
AbbVie Ventures LLC	Delaware